Exhibit 4.13

Exclusive Option Agreement

THIS EXCLUSIVE OPTION AGREEMENT (hereinafter “Contract”) was made and entered into by and between the following two Parties in Beijing Municipality, China on February 5, 2010:

QIGI&BODEE International Technology (Beijing) Limited (hereinafter referred to as “WFOE” or “Purchase Right Owner”), a wholly foreign-owned enterprise established and existing according to the laws of the People’s Republic of China, with the current domicile of F/3, Building 1, No.13, Yongchang (N) Road, Beijing Technology Development Zone, Beijing Municipality, China;

QIGI&BODEE Technology (Beijing) Co., Limited (hereinafter referred to as “QIGI TECHNOLOGY” or “Company”), a limited liability company established and existing according to the laws of the People’s Republic of China, with the current domicile of Room 1410, Office Building, No.76, Zhichun Road, Haidian District, Beijing Municipality, China;

Xu Enhai (hereinafter referred to as “Shareholder”, and collectively referred to as “Both Shareholders” together with Han Deling), a Chinese natural person, residing at No.2399, Liaoning Road, Chaoyang District, Changchun City, Jilin Province, with the ID card No. of 220224197109224214, who holds 66.7% of the equity of QIGI TECHNOLOGY; and

Han Deling (hereinafter referred to as “Shareholder”, and collectively referred to as “Both Shareholders” together with the above Xu Enhai), a Chinese natural person, residing at Room 402, Unit 4, Building 2, No.49, Dunhua Road, Shibei District, Qingdao City, Shandong Province, with the ID card No. of 370205197011225028, who holds 33.3% of the equity of QIGI TECHNOLOGY.

All the Parties hereto acknowledge that this Contract is binding on them and agree as follows:

Article 1 Interpretation

1.1	Unless otherwise provided in the Contract, any and all terms or annexes as mentioned herein shall refer to the terms hereof or annexes hereto. And the schedules and annexes hereto shall be deemed as an integral part to the Contract.

1.2	Subject to the context, any Party mentioned herein shall also include its the successor, legal representative and authorized transferee thereof.

1.3	The titles herein are only used for reference, and shall not affect the interpretation hereof.

1.4	The confirmation, information, understanding and acknowledgement of any Party hereunder shall be deemed to have been made by such Party based on reasonable investigation.

Article 2 Sale and Purchase of Equity

2.1 Grant of Rights

In accordance with the terms and conditions hereof, Both Shareholders hereby grant the Purchase Right Owner the exclusive and irrevocable right (“Equity Purchase Right”), that the Purchase Right Owner or any person appointed by the Purchase Right Owner (individually referred to as “Equity Purchaser”) may, in one or more transfers as determined by the Purchase Right Owner at its discretion, purchase part or all the equity held either Shareholder, and pay the corresponding consideration to such Shareholder for the transfer(s). Both Shareholders hereby waive their respective right of first refusal on the equity of the Company as provided for in the articles of association of the Company and the relevant laws, and hereby irrevocably agree to the other Shareholder’s transfer of the equity as held thereby in the Company to the Equity Purchaser.

2.2 Implementation Process

On the premise that the then effective laws of China permit the Equity Purchaser to hold the equity to be purchased, the Purchase Right Owner may, upon sending the proposed notice to Both Shareholders regarding the intent of equity purchase (“Equity Purchase Notice”), exercise the Equity Purchase Right at any time. The Equity Purchase Notice shall specify: (a) the Purchase Right Owner’s decision to exercise the Equity Purchase Right; (b) the amount of the equity that the Purchase Right Owner intends to purchase from Both Shareholders (“Purchased Equity”); (c) the identity of the Equity Purchaser; and (d) the purchase date/equity transfer date.

2.3 Transfer of the Purchased Equity

Every time the Purchase Right Owner exercises the Equity Purchase Right:

(a)	The Shareholder who will sell the Purchased Equity shall, in accordance with the stipulations of this Contract and the Equity Purchase Notice, execute with the Equity Purchaser an equity transfer contract with respect to the Purchased Equity;

(b)	The Company shall, and the involved Shareholder shall urge the Company to, modify the articles of association and handle the relevant industrial and commercial registration formalities, so as to reflect the transfer of the Purchased Equity to the Equity Purchaser; and

(c)	The involved Shareholder and the Company shall, in light of the requirements as reasonably raised by the Purchase Right Owner from time to time, execute the relevant documents and take the relevant actions, facilitating the Equity Purchaser to become the legal owner of the unencumbered Purchased Equity.

2.4 Equity Price and Payment

Unless an evaluation is required by the law, the consideration for all the equity of the Company under this Contract shall be RMB one(1) Yuan.

Upon receipt of all the relevant approvals, registrations or records as well as the ownership documents of the Purchased Equity which the Purchase Right Owner deems fit, the Equity Purchaser shall pay consideration to the relevant Shareholder for the equity in cash.

Article 3 Undertakings

3.1 Undertakings of the Company

The Company undertakes that, and the Shareholders shall undertakes to cause the Company to carry out that,

(a)	Without the written consent of the Purchase Right Owner or otherwise permitted by this Contract, the Company will not, at any time commencing from the execution date hereof, assist anybody in handling the sale, transfer or other disposal of any legitimate or beneficial rights and interests of the Company’s assets, or allow anybody to set any encumbrance to the legitimate or beneficial rights and interests of the Company’s assets;

(b)	Without the prior written consent of the Purchase Right Owner, the Company will not, at any time commencing from the execution date hereof, increase or decrease the registered capital, or change the structure of the registered capital;

(c)	The Company will manage the corporate business in a cautious way, so as to maintain the value of the assets and equity;

(d)	In order to maintain the asset ownership and validate this Contract and the transactions under this Contract, the Company will execute all the necessary or appropriate documents, take all the necessary or appropriate actions and institute all the necessary or appropriate proceedings or make all the necessary or appropriate defenses;

(e)	Without the prior written consent of the Purchase Right Owner, the Company will not in any way make any supplement, change or modification to the articles of association;

(f)	With respect to the equity under this Contract, the Company will transfer to the Equity Purchaser all the documents as necessary for the execution of purchased equity and take all the necessary actions;

(g)	The Company will maintain its existence in light of the good financial and commercial standards and practices, and cautiously and effectively manage its business and handle the relevant affairs;

(h)	The Company will not create, bear, guarantee or permit the existence of any debt, provided that (i) the debt which is created by the normal or daily business instead of by any borrowing; and (ii) the debt which has been disclosed to the Purchase Right Owner and has been approved by the Purchase Right Owner in writing are excluded;

(i)	Without the prior written consent of the Purchase Right Owner, the Company will not supply any loan or credit to anybody;

(j)	The Company will, in light of the requirements as raised by the Purchase Right Owner from time to time, supply to the Purchase Right Owner all the materials relating to the Company’s operation and financial status;

(k)	The Company will keep buying insurance from the insurance company as accepted by the Purchase Right Owner, and the insurance premium and type shall be the same as the insurance premium and type of the companies in the same region which manage the similar business and own the similar property or assets;

(l)	Without the prior written consent of the Purchase Right Owner, the Company will not merge or consolidate with anyone else.

(m)	Without the prior written consent of the Purchase Right Owner, the Company will not acquire anyone else or invest in anyone else;

(n)	Without the prior written consent of the Purchase Right Owner, the Company will not execute any major contract (i.e. a contract with the sum of more than RMB 1 million Yuan);

(o)	Without the prior written consent of the Purchase Right Owner, the Company will not in any way announce or distribute any dividend to the Shareholders;

(p)	Without the prior written requirement or consent of the Purchase Right Owner, the Company will not appoint or replace any senior officer;

(q)	In case of any actual or threatened litigation, arbitration, administrative procedures or governmental investigation or act which may affect the assets、business or income of the registered capital or the company, the Company will forthwith notify the Purchase Right Owner thereof, and without the consent of the Purchase Right Owner, the Company may not pursue a reconciliation;

(r)	Upon the requirement of the Purchase Right Owner, the Company will at any time give the pledge or mortgage as set on the assets to the Purchase Right Owner, and will, for the validity of such pledge or mortgage, execute all the necessary or appropriate documents, make all the necessary or appropriate registrations, and take all the necessary or appropriate actions; and

(s)	The Company will strictly perform its obligations under each contract as executed thereby with the Purchase Right Owner.

3.2 Undertaking of the Involved Shareholder

Both Shareholders undertake that,

(a)	Without the prior written consent of the Purchase Right Owner, neither Shareholder will, at any time commencing from the execution date hereof, sell, assign, transfer or otherwise dispose of any legitimate or beneficial rights and interests of the Company’s assets/the equity as held thereby, or allow anybody to set any encumbrance to the legitimate or beneficial rights and interests of the Company’s assets/the equity as held thereby; provided that the pledge of all the Shareholder equities made according to the Equity Pledge Contract as executed by, between and among the Shareholders, the Company and the Purchase Right Owner is excluded on February 5, 2010;

(b)	For the affairs on the maintenance of the rights related to the Company equity, the Shareholders will execute all the necessary or appropriate documents, take all the necessary or appropriate actions and institute all the necessary or appropriate proceedings or make all the necessary or appropriate defenses;

(c)	Both Shareholders agree that, either Shareholder or the Company may, in light of the right of the Purchase Right Owner or the pledgee as specified in this Contract or the aforesaid Equity Pledge Contract, transfer any equity to the Equity Purchaser or other agreed object;

(d)	With respect to the Company equity, the Shareholders will waive all the right of first refusal; and

(e)	For the extra equity as purchased from time to time, the Shareholders will, in accordance with the stipulation of Article 2.1 hereof, grant the Purchase Right Owner the Equity Purchase Right.

Article 4 Representations and Warranties

4.1 Representations and Warranties of the Shareholders and the Company

On the execution date hereof and the date when each equity purchase is completed, Both Shareholders and the Company hereby state and undertake to the Purchase Right Owner as follows:

(a)	The Company is a legal entity that was duly established, is effectively existing and has been effectively registered in accordance with the laws of the People’s Republic of China, and has the power and legal authorization to own, hold, lease and manage its assets and its current and past business;

(b)	The Shareholders and the Company fully have the legal right, power and authorization to execute this Contract and perform their respective obligations under this Contract. The Shareholders and the Company have formally authorized, executed and delivered this Contract, and if the Purchase Right Owner also formally authorizes, executes and delivers this Contract, this Contract will constitute the valid and restrictive obligations to the Shareholders and the Company, which can be enforced in accordance with the clauses hereof;

(c)	The execution and delivery of this Contract, the completion of the proposed transactions under this Contract, and the performance and observation of the terms and conditions under this Contract will not: (i) violate any law or regulation which applies to either Shareholder or the Company or is binding on either Shareholder or the Company, or any judicial or administrative order, award, judgment or decree; (ii) conflict with the terms, conditions or rules of the organizational documents of the Company; or (iii) result in a violation of any agreement, contract, document or clause to which either Shareholder or the Company is a party, or a breach thereof;

(d)	Unless otherwise restricted by the applicable Chinese laws, the articles of association of the Company, this Contract or the Equity Pledge Contract, Both Shareholders have the indefective, tradable and unencumbered ownership to their respective equity;

(e)	On the execution date hereof, the registered capital of the Company has been paid up, the Company does not offer any other equity option to anyone and will not bear any other equity offering obligation;

(f)	The Company owns or has the right to use all the assets as necessary for the business that the Company is developing or intends to develop, and for all the assets that the Company owns or has obtained the license thereon, the Company has the indefective, tradable and unencumbered ownership;

(g)	The Company does not grant anyone any loan or supply any security for the debt of anyone;

(h)	The Company is not a party of any of the following contracts or agreements:

(i) partnership enterprise or joint venture enterprise agreement;

(ii) the contract bearing any undertaking that the Company will not compete with a certain person/organization in a certain industry or region, or a certain person/organization will not compete with the Company in a certain industry or region;

(iii) the contract on the Company’s acquiring any equity of anyone; or

(iv) the contract related to any loan.

(i)	There does not exist or involves (i) either Shareholder, (ii) the property or assets of any Shareholder related to the Company’s business, (iii) the Company, or (iv) any pending assets of the Company or threatened litigation, lawsuit, claim or legal, administrative or arbitral process or investigation as known by either Shareholder or the Company;

(j)	The Company has been always abiding by all the applicable Chinese laws. The Company is not involved in the prosecution or threatened prosecution of violation of any national, provincial or local law, regulation, order, judgment or decree, and is not involved in any investigation on such violation;

(k)	The Company is approved or owns all the licenses necessary for operation. All the licenses have the complete legal validity; the Company does not commit a material breach of any license provision and does not have any such record; there does not exist any pending or threatened administrative or criminal process which may lead to the cancellation or bring any restriction to the licenses as known by either Shareholder or the Company; and

(l)	The Company has paid all the income taxes, value-added taxes, business taxes and other taxes payable thereby, and all the insufficient parts, interests, additional taxes or interests, fines and the expenses as incurred due to the proposed adjustment of any of the above paragraphs which is involved in any dispute, and the Company has timely submitted all the tax declaration. There does not exist any fine or other expense payable by the Company due to the late submission of any tax declaration, or any dispute or claim related to the Company’s taxes (or any threatened dispute or claim as known by either Shareholder or the Company).

4.2 Statement and Guarantee of the Purchase Right Owner

On the execution date hereof and the date when each asset or equity purchase is completed, the Purchase Right Owner hereby states and undertakes to Both Shareholders and the Company as follows:

(a)	The Purchase Right Owner is a legal entity that was formally established, is effectively existing and was effectively registered in accordance with the laws of the People’s Republic of China, and has the power and legal authorization to own, hold, lease and manage its assets and its current and past business;

(b)	The Purchase Right Owner fully has the legal right, power and authorization to execute this Contract and perform its obligations under this Contract. The Purchase Right Owner has formally authorized, executed and delivered this Contract, and if other Parties hereto also formally authorize, execute and deliver this Contract, this Contract will constitute the valid and restrictive obligations to the Purchase Right Owner, which can be enforced in accordance with the clauses hereof;

(c)	Unless otherwise provided herein, for the execution, delivery and performance hereof, the Purchase Right Owner does not need to make any governmental or individual record or send any notice thereon, and does not need to obtain from any governmental authority or individual any license, permit, consent, authorization, qualification, order or other approval;

(d)	The execution and delivery of this Contract, the completion of the proposed transactions under this Contract, and the performance and observation of the terms and conditions under this Contract will not: (i) violate any law or regulation which applies to the Purchase Right Owner or is binding on the Purchase Right Owner, or any judicial or administrative order, award, judgment or decree; (ii) conflict with the terms, conditions or rules of the organizational documents of the Purchase Right Owner; or (iii) result in a violation of any agreement, contract, document or clause to which the Purchase Right Owner is a party, or a breach thereof;

4.3 If Both Shareholders make any statement and guarantee in the annexes hereto, such statement and guarantee will, together with the statement and guarantee of this Clause, constitute the complete statement and guarantee, and will be equally binding therewith.

Article 5 Sale and Purchase of the Assets

5.1 Notwithstanding Both Shareholders grant the Purchase Right Owner or anyone as appointed by the Purchase Right Owner an irrevocable and exclusive right to purchase all or part of the equity of either Shareholder in the Company, the Company hereby specially confirms that, such exclusive purchase right shall also be deemed as an irrevocable and exclusive right with which the Purchase Right Owner or anyone as appointed by the Purchase Right Owner may purchase all or part of the assets of the Company (including but not limited to all the tangible and intangible assets that the Company currently owns or will obtain in future, such as the trademark right and domain, etc.). All the terms and conditions herein (including the price term) will apply to the Purchase Right Owner or anyone as appointed thereby purchasing all or part of the assets of the Company, unless the application of such terms and conditions will lead to a violation of the relevant laws and regulations.

5.2 The Purchase Right Owner may select to purchase all or part of the equity of either Shareholder in the Company, or purchase all or part of the assets of the Company, or purchase both thereof.

Article 6 Transfer

Unless otherwise provided herein, without the prior written consent of the remaining Parties hereto, none of the Parties hereto may transfer any right, interest or obligation thereof hereunder to anyone else, no matter in whole or in part, while the Purchase Right Owner may transfer its right and obligation under this Contract to any affiliated party thereof at any time. And on such premise, this Contract will be binding on not only the Parties hereto but also their respective successors and transferees, and may be performed by such successors and transferees.

Article 7 Effectiveness Date and Period

This Contract will become effective on the date when being executed by the Parties hereto, and will keep valid during the whole operation period of the Company, and in addition, the operation period of the Company may be extended in accordance with the laws of the People’s Republic of China. And after the Purchase Right Owner has completely exercised its right to purchase the assets or equity of the Company, this Contract will terminate.

Article 8 Miscellaneous

8.1 Notification

Any and all notices or written communication between the Parties hereto as provided for under this Contract shall be made in Chinese, and be timely served to the addresses first above written or the appointed addresses as notified by the Parties hereto from time to time by means of the personal delivery, through the courier, or via the facsimile. And the service date shall be subject to the stipulations as follows:

(a)	If the notice is sent by means of the personal delivery, the notice shall be deemed to have been actually served on the date of delivery;

(b)	If the notice is sent through the courier, the notice shall be deemed to have been actually served on the third date following the day when the notice is turned to the courier; and

(c)	If the notice is sent via the facsimile, the notice shall be deemed to have been actually served on the first business day of most Chinese banks following the transmission date as shown in the transmission confirmation sheet.

8.2 Applicable Laws and Dispute Settlement

(a)	The execution, validity, interpretation, performance, modification, termination and dispute settlement of this Contract shall be protected and governed by the laws of the People’s Republic of China. And the matters not covered by the Chinese laws as formally promulgated or publicly available shall be subject to the international legal principles and practices.

(b)	Any and all conflicts, disputes or right claims caused by or in connection with the performance, interpretation, breach, modification, termination or validity hereof shall be settled by the Parties hereto through friendly consultation. The consultation thereon shall forthwith commence upon the Party which has the written consultation requirement of the specific disputes、or right claims notified the other Party. And if no agreement can be reached within thirty (30) days upon the service of such notice, upon the requirement and notification of the Party that has the objection, the dispute shall be submitted to the arbitration institution.

(c)	The Parties hereto agree that the dispute shall be submitted to China International Economic and Trade Arbitration Commission, which will give the arbitral award in accordance with the then effective rules. The arbitral award will be binding on all the Parties hereto and the place of arbitration will be Beijing.

(d)	Each Party hereto shall give the cooperation in the most practical way and on the principle of good faith, and shall promptly go through the arbitration procedures as adopted according to the stipulation hereof.

(e)	The arbitration expenses and expenditures, including but not limited to the arbitration fee, shall be averagely shared by the Parties involved in the arbitration or the dispute, and each Party shall pay other expenses as caused by itself/himself/herself, the expenses payable by it/him/her while advanced by any other Party, and other expenses as charged by the lawyer.

(f)	Any arbitral award made by the arbitration commission shall be final and binding on all the Parties hereto.

(g)	Each Party hereto shall cooperate with other Parties, and completely disclose all the materials and documents related to the arbitration procedures as required by other Parties, and this stipulation shall only be restricted by the confidentiality obligation that is binding on that Party.

(h)	During the course of dispute settlement, except for the matters as involved in the dispute, the remaining part hereof shall continue being performed by the Parties hereto.

8.3 Severability

In case any clause or stipulation in this Contract is held to be invalid, illegal or unenforceable under a certain law or governmental policy, the remaining clauses and stipulations hereof shall remain valid, as long as the proposed transaction under this Contract is not materially influenced thereby in economy or in law, which results in a serious adverse influence to any Party hereto. After any clause or stipulation in this Contract is held to be invalid, illegal or unenforceable, the Parties hereto shall modify this Contract through sincere consultation, try to keep the original intent of the Parties hereto to the utmost extent in a way acceptable to all the Parties hereto, and thus make the proposed transaction hereunder completed in a way closest to the original plan.

8.4 Expenditures

On the premise of not conflicting with any other stipulation hereof, the Company shall pay the expenses related to the preparation, execution, delivery, modification and performance hereof and the money as advanced for it by any other Party hereto, provided that if any Party hereto deliberately or intentionally breaches this Contract, such breaching Party shall compensate the non-breaching Parties for all the expenses related to this Contract and the money as advanced for it by any other Party hereto.

8.5 Waiver

Unless explicitly stated in the written document as executed by the Party involved in a waiver, the waiver of any stipulation hereof shall be deemed invalid. In case any Party hereto does not exercise or delays exercising any right, power or remedial measure hereunder, such Party shall not be deemed to have waived such right, power or remedial measure, and a certain right, power or remedial measure shall not influence neither the exercise thereof in the future nor the exercise of other rights, powers and remedial measures hereunder. And on the premise of not restricting the above stipulation, if any Party hereto waives the right to investigate the liability of any other Party’s breach of any stipulation hereof, such Party shall not be deemed to have waived the right to investigate the liability of the breaching Party for further breach of such stipulation or the right to investigate the liability of the breaching Party for breach of other stipulations hereof.

8.6 Successors and Transferees

This Contract and other agreements between and among the Parties hereto are binding on the Parties hereto, their respective successors and transferees.

8.7 Entire Agreement

This Contract, together with other agreements as stated herein, constitutes the entire and sole agreement between and among the Parties hereto in respect of the subject matter hereof, and will supersede all the oral and written agreements, contracts, understandings and communications as agreed by, between and among the Parties hereto in respect of the content hereof.

8.8 Further Warranties

All the Parties hereto agree that, in order to implement, perform and realize the stipulations and purpose of this Contract, they will forthwith execute the reasonable, necessary and appropriate documents, and take the reasonable, necessary or beneficial further actions.

8.9 Modification

No modification, change or supplement may be made unless a written document thereon is executed by all the Parties hereto.

IN WITNESS WHEREOF, the Company, Shareholders and Purchase Right Owner have caused this Contract to be executed on the date first above written.

Signatories:

QIGI&BODEE International Technology (Beijing) Limited

Authorized representative:	/s/ Xu Enhai
Xu Enhai
Seal:

QIGI&BODEE Technology (Beijing) Co., Limited

Authorized representative:	/s/ Xu Enhai
Xu Enhai

Seal:
Xu Enhai
Signature:	/s/ Xu Enhai

Han Deling

Signature:	/s/ Han Deling